Registration No. 333-186854

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 NATIONAL HEALTH INVESTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or other jurisdiction of incorporation or organization)			62-1470956 (I.R.S. Employer Identification Number)

222 Robert Rose Drive, Murfreesboro, TN 37129 (Address of Principal Executive Offices) (Zip Code)

National Health Investors, Inc. 2012 Stock Incentive Plan (Full Name of Plan)

Roger Hopkins Chief Accounting Officer National Health Investors, Inc. 222 Robert Rose Drive, Murfreesboro, TN 37129 (Name and Address of Agent for Service)

(615) 890-9100 (Telephone number, including area code for agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Non-accelerated filer	[x] [ ]	Accelerated filer Smaller reporting company	[ ] [ ]
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	1,500,000 Shares	$65.25	$97,875,000	$ 13,350 (3)

(1)  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalization or similar transactions.
 (2) Pursuant to Rule 457, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average high and low price of $65.25 per Share, as reported on the New York Stock Exchange on February 15, 2013.
 (3) Registration fee previously paid.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 on Form S-8 amends our Registration Statement on Form S-8, (registration statement No. 333-186854) which was originally filed with the SEC on February 25, 2013. We are filing this Post-Effective Amendment No. 1 solely to correct the signature page which due to a typographical error, incorrectly stated that W. Andrew Adams was the principal financial officer, when in fact, Roger R. Hopkins is the principal financial officer.
Except as revised to correct the error on signature page to indicate the correct principal financial officer, this Post-Effective Amendment No. 1 on Form S-8 is identical to the previously filed Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 (“Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information”) will be sent or given to participants of the National Health Investors, Inc. 2012 Stock Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

The documents listed below filed by National Health Investors, Inc., (the “Company”) are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(b)	The Company’s Current Reports on Form 8-K filed January 3, 2013, January 15, 2013, January 18, 2013, February 1, 2013 and February 15, 2013.

(c)	The description of the Company’s Common Stock as contained in the Company’s Registration Statement on Form S-11 (SEC File No. 33-41863).
The Company is also incorporating by reference all documents hereafter filed by National Health Investors, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.
Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification.

The Company’s Articles of Incorporation provided that to the full extent permitted by Section 2-418 of the Maryland General Corporation Law as in effect on the date thereof, or as thereafter from time to time amended, the Company shall indemnify present and former directors and shall have the power to indemnify, by express provision in its Bylaws, by Agreement, or by majority vote of either its Stockholders or disinterested Directors, any one or more of the following classes of individuals: (1) present or former officers of the Company, (2) present or former agents and/or employees of the Company, (3) present or former administrators, trustees or other fiduciaries under any pension, profit sharing, deferred compensation, or other employee benefit plan maintained by the Company, and (4) persons serving or who have served at the request of the Company in any of these capacities for any other corporation, partnership, joint venture, trust or other enterprises. However, the Company shall not have the power to indemnify any person to the extent such indemnification would be contrary to Section 2-418 of the Maryland General Corporation Law or any applicable statute, rule or regulation of similar import.

The Company’s Bylaws provide that unless the Directors otherwise determine prospectively in the case of anyone or more specified officers, all persons elected or appointed by the Directors as an officer of the Company shall be entitled to indemnification by the Company on account of matters resulting in their capacity as an officer to the full extent permitted by the Articles of Incorporation.

The Company has also purchased insurance to protect directors and officers of the Company against certain liabilities, which insurance may provide coverage to a director or officer when the Company would not have the power to indemnify the director or officer under the Certificate of Incorporation.

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits immediately following the signature page of this Registration Statement, which Index is incorporated herein by reference.

Item 9.     Undertakings.

The Company hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to partners, directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a partner, director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such partner, director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Murfreesboro, State of Tennessee, on March 15, 2013.

National Health Investors, Inc.

By: /s/ J. Justin Hutchens
J. Justin Hutchens President and Director Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ** J. Justin Hutchens	Director, Chief Executive Officer and President	March 15, 2013

/s/ ** Roger R. Hopkins	Chief Accounting Officer	March 15, 2013
(Principal Financial Officer)

/s/ ** W. Andrew Adams	Chairman of the Board	March 15, 2013

/s/ ** Robert A. McCabe, Jr.	Director	March 15, 2013
/s/ ** Robert T. Webb	Director	March 15, 2013
//s/ ** Ted H. Welch	Director	March 15, 2013

**By: /s/Roger R. Hopkins
Attorney-In-Fact

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form S-11 Registration Statement No. 33-41863).
4.2	Amendment to Articles of Incorporation dated as of May 1, 2009 (incorporated by reference to Exhibit A to the Company's Definitive Proxy Statement filed March 23, 2009).
4.3	Restated Bylaws as amended November 5, 2012 (incorporated by reference to Exhibit 3.3 to annual report on Form 10-K for year ended December 31, 2012).
4.4	2005 Stock Option Plan (incorporated by reference to Exhibit 4.10 to the Company's registration statement on Form S-8 filed August 4, 2005).
4.5	Form of Common Stock Certificate (incorporated by reference to Exhibit 39 to Form S-11 Registration Statement No. 33-41863).
4.6	First Amendment to the 2005 Stock Option, Restricted Stock & Stock Appreciation Rights Plan (incorporated by reference to Appendix A to the Company's Proxy Statement filed March 17, 2006).
4.7	Second Amendment to the 2005 Stock Option, Restricted Stock & Stock Appreciation Rights Plan (incorporated by reference to Exhibit B to the Company's Proxy Statement filed March 23, 2009).
4.8	2012 Stock Incentive Plan (filed previously).
5	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C. (filed previously).
23.1	Consent of BDO USA, LLP Independent Registered Public Accounting Firm. (Filed previously).
23.2	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (included in Exhibit 5).
24	Power of Attorney (filed previously).